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                                                                     EXHIBIT 4.1


           SALOMON SMITH BARNEY GLOBAL DIVERSIFIED FUTURES FUND L. P.

                         A NEW YORK LIMITED PARTNERSHIP
                   CERTIFICATE OF LIMITED PARTNERSHIP INTEREST




This is to certify that

is the owner of                                                            UNITS




of Limited Partnership interest in Salomon Smith Barney Global Diversified Futures Fund L.P., a limited partnership organized and existing under the laws of the State of New York, and that such Units are held pursuant to an Agreement of Limited Partnership and are issued, owned, held and transferable subject to the limitations, conditions and provisions of the Agreement of Limited Partnership of the Partnership. No assignee or transferee of the Units of Limited Partnership Interest represented hereby may become a substituted limited partner in Salomon Smith Barney Global Diversified Futures Fund L. P. without the consent of the General Partner, which consent may be withheld in the General Partner's sole and absolute discretion.

         IN WITNESS WHEREOF, Salomon Smith Barney Global Diversified Futures Fund L. P. by its General Partner has issued this Certificate as evidence of the
ownership of the aforesaid Units of Limited Partnership Interest this        day
of         , 199  .

                  SALOMON SMITH BARNEY GLOBAL DIVERSIFIED FUTURES FUND L. P.

                  By:  Smith Barney Futures Management Inc., its General Partner